EXHIBIT 99.1

JOE SORRENTINO RETURNS TO CLEARONE AS EXECUTIVE VICE PRESIDENT OF WORLDWIDE SALES

SALT LAKE CITY, April 1, 2009 - ClearOne (NASDAQ: CLRO), the leading global provider of high performance audio conferencing solutions, today announced it has named Joe Sorrentino as Executive Vice President of Worldwide Sales. Sorrentino will report directly to Zee Hakimoglu, ClearOne's President, Chief Executive and Chairman.

Most recently, Sorrentino, was Senior Vice President at Spire Global, Sony Video Conferencing’s U.S. Sales and Marketing arm. Sorrentino was instrumental in building and managing their U. S. sales team. He was also responsible for developing and executing Spire’s channel sales strategy and driving their market channel partner programs, as well as strategic partnerships.

Before joining Spire Global, Sorrentino held the position of Vice President of Worldwide Sales and Marketing for ClearOne where he was responsible for all sales and marketing operations worldwide. Sorrentino built a world class sales team and developed the sales and marketing strategies that drove consistent quarterly growth year-over-year. He was the driving force behind the sales and marketing strategy of ClearOne’s MAXAttach™ product that took ClearOne’s new tabletop conferencing business to the second largest tabletop conferencing business worldwide in less than two years.

Prior to his tenure at ClearOne, Sorrentino served as Vice President of Sales for Polycom’s voice communications division where he was responsible for building Polycom’s voice sales team, launching new products in the IP and installed conferencing space, as well as growing their market share leading tabletop conferencing business.

“Joe’s return to ClearOne could not come at a more strategic time with the recent releases of our new products. His strong sales background and prior successes, coupled with his high energy and disciplined approach to selling is exactly what we need in this current economic environment” said Zee Hakimoglu, CEO at ClearOne. “Joe is a proven sales leader with international and domestic experience in both direct and indirect sales channels. During Joe’s prior tenure with us, we experienced double digit revenue growth. Joe is credited with increasing market penetration, market growth and market share in all product lines while at ClearOne.  We are happy to have Joe as a part of the ClearOne team again.”

“It is an exciting time to be back at ClearOne” said Sorrentino. “I am looking forward to working with the whole ClearOne team again to repeat the successes that we had in the past and continue to grow the overall business.”

Sorrentino’s career spans more than 25 years of sales management experience working with such notable companies as IBM, Motorola, Conner/Seagate, Adaptec and 3ware.

Mr. Sorrentino earned a Bachelor of Science degree from San Jose State University.

About ClearOne

ClearOne Communications Inc. is a communications solutions company that develops and sells audio conferencing systems and related products for audio, video, and web conferencing applications. The reliability, flexibility, and performance of ClearOne's comprehensive solutions create a natural communications environment that saves organizations time and money by enabling more effective and efficient communication. For additional information, please visit http://www.clearone.com.

Contact:
Mary Evans
801-303-3582
mary.evans@clearone.com

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